As filed with the Securities and Exchange Commission on April 1, 2020

Registration No. 333-235296

Registration No. 333-199759

Registration No. 333-106584

Registration No. 333-174788

Registration No. 333-55773

Registration No. 333-145928

Registration No. 333-103344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-235296

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-199759

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-106584

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-174788

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-55773

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-145928

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-103344

UNDER

THE SECURITIES ACT OF 1933

Aon plc

(Exact name of registrant as specified in its charter)

Ireland	Applied for
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 Leadenhall Street, London, England	EC3V 4AN
(Address of Principal Executive Offices)	(Zip Code)

Aon plc 2011 Incentive Plan

Aon Deferred Compensation Plan

Aon plc Global Share Purchase Plan

Aon Stock Award Plan

Aon Stock Incentive Plan

(Full titles of the plan)

Darren Zeidel

Executive Vice President, General Counsel and Company Secretary

Aon plc

200 East Randolph Street

Chicago, Illinois 60601

(Name and address of agent for service)

(312) 381-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Aon plc, an Irish public limited company (“Aon Ireland”), as the successor issuer to Aon plc, a company incorporated under the laws of England and Wales (“Aon UK”), in connection with the Reorganization (as defined below).

On April 1, 2020, Aon Ireland and Aon UK completed a scheme of arrangement under English law pursuant to which Aon UK became a wholly owned subsidiary of Aon Ireland for the purpose of changing the place of incorporation of the parent company of the Aon group of companies from the United Kingdom to Ireland (the “Reorganization”). In connection with the Reorganization: (i) the Class A ordinary shares of Aon UK (“Aon UK Shares”) were cancelled and the holders thereof received, on a one-for-one basis, Class A ordinary shares of Aon Ireland (“Aon Ireland Shares”); (ii) each outstanding equity award relating to Aon UK Shares, and any other right to purchase, receive or receive benefits or amounts based on Aon UK Shares, was converted into an equity award relating to Aon Ireland Shares, or a right to purchase, receive or receive benefits or amounts based Aon Ireland Shares, as applicable, on a one-for-one basis; and (iii) Aon Ireland Shares will now be issuable in lieu of Aon UK Shares under the Employment Agreement between Aon Corporation and Gregory C. Case, dated April 4, 2005, as subsequently amended and restated.

This Post-Effective Amendment pertains to the adoption by Aon Ireland of each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-235296; (ii) Registration No. 333-199759; (iii) Registration No. 333-106584; (iv) Registration No. 333-174788; (v) Registration No. 333-55773; (vi) Registration No. 333-145928; and (vii) Registration No. 333-103344. Aon Ireland hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to Registration Statement Nos. 333-235296 and 333-199759, and Post-Effective Amendment No. 2 to Registration Statement Nos. 333-106584, 333-174788, 333-55773, 333-145928 and 333-103344. The securities registered under these Registration Statements may include newly issued securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Aon UK, or Aon Ireland as successor issuer, with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•

Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February  14, 2020 (except for Item 8 therein to the extent superseded by the Current Report on Form 8-K filed with the Commission on April 1, 2020);

•

Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on February  4, 2020, February  24, 2020, February  27, 2020, March  10, 2020 and April 1, 2020; and

•

the description of the Aon Ireland Shares contained in Exhibit 4.7 to the Current Report on Form 8-K filed with the Commission on April 1, 2020, including any amendment or report filed for the purpose of updating such description.

Each document filed by Aon Ireland with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Items 2.02 and Item 7.01 of Form 8-K and any exhibits that are related to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document (such documents, together with the documents enumerated above, the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Subject to exceptions, the Companies Act 2014 of Ireland, as amended, (the “Irish Companies Act”) does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to: (a) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal, (i) in which judgment is given in his or her favor or in which he or she is acquitted or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The memorandum and articles of association of Aon Ireland (the “Aon Ireland Constitution”) includes a provision which, subject to the provisions of the Irish Companies Act as aforesaid, entitles every present and former director and other officer of Aon Ireland to be indemnified out of the assets of Aon Ireland (other than any person (whether an officer or not) engaged by Aon Ireland as auditor) against any loss or liability incurred by him or her for negligence, default, breach of duty or breach of trust in relation to the affairs of Aon Ireland or otherwise incurred by him or her in the execution and discharge of his or her duties to the Company.

Under the Irish Companies Act, Aon Ireland may purchase and maintain directors’ and officers’ liability insurance, at the expense of Aon Ireland, for the benefit any of its present and former directors and other officers.

In addition to the provisions of the Aon Ireland Constitution, it is common for a public limited company to enter into a separate deed of indemnity with a director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under Irish law. Aon Ireland has entered and will enter into such deeds of indemnity with its directors and officers.

Limitation on Director Liability

Subject to exceptions, as described above, the Irish Companies Act does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. One of the exceptions is that an Irish company is permitted to purchase and maintain directors’ and officers’ liability insurance, at the expense of the company, for the benefit of any of its present and former directors and other officers, including insurance against liability arising from the aforementioned matters.

Separately, in proceedings where negligence, default, breach of duty or breach of trust against a director has or may be established (or in anticipation of any such proceedings), an Irish court has the power to grant a director or other officer relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 8.	Exhibits.

Number	Description

4.1	Memorandum and Articles of Association of Aon Ireland (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on April 1, 2020)

4.3	Deed of Assumption of Aon Ireland, dated April 1, 2020, of Aon Ireland (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on April 1, 2020)

4.4	Master Amendment to the Remaining Plans, dated April 1, 2020, of Aon Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Commission on April 1, 2020)

5.1*	Opinion of Matheson

23.1*	Consent of Matheson (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Powers of Attorney

99.1	Aon plc 2011 Incentive Plan, as amended and restated effective March 29, 2019 (incorporated by reference to Appendix B to the definitive proxy statement for the 2019 annual general meeting of shareholders filed with the Commission on April 26, 2019)

99.2	Aon Deferred Compensation Plan, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 4.2 to the Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-106584 filed with the Commission on April 2, 2012)

99.3	Aon plc Global Share Purchase Plan (incorporated by reference to Appendix B to the definitive proxy statement for the 2013 annual meeting of stockholders filed with the Commission on April 1, 2013)

99.4	Aon Stock Award Plan, as amended and restated effective through February 2000 (incorporated by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q filed with the Commission for the quarter ended June 30, 2000)

99.5	First Amendment to the Aon Stock Award Plan (as amended and restated through 2000) (incorporated by reference to Exhibit 10(as) to the Annual Report on Form 10-Q filed with the Commission for the year ended December 31, 2006).

99.6	Aon Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on May 24, 2006).

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on April 1, 2020.

AON PLC

By:	/s/ Christa Davies
	Name:	Christa Davies
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

* Gregory C. Case	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2020

* Lester B. Knight	Non-Executive Chairman and Director	April 1, 2020

* Jin-Yong Cai	Director	April 1, 2020

* Jeffrey C. Campbell	Director	April 1, 2020

* Fulvio Conti	Director	April 1, 2020

* Cheryl A. Francis	Director	April 1, 2020

* J. Michael Losh	Director	April 1, 2020

* Richard B. Myers	Director	April 1, 2020

* Richard C. Notebaert	Director	April 1, 2020

* Gloria Santona	Director	April 1, 2020

* Carolyn Y. Woo	Director	April 1, 2020

/s/ Christa Davies Christa Davies	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 1, 2020

/s/ Michael Neller Michael Neller	Global Controller (Principal Accounting Officer)	April 1, 2020

*By:	/s/ Christa Davies
	Christa Davies Attorney-in-Fact	April 1, 2020